As filed with the Securities and Exchange Commission on June 6, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CNH INDUSTRIAL N.V.

(Name of the Issuer)

Kingdom of The Netherlands	98-1125413
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Cranes Farm Road

Basildon

Essex SS14 3AD

United Kingdom

Tel. No.: +44 1268 533000

(Address of Principal Executive Offices)

CNH Industrial N.V. Equity Incentive Plan

(Full Title of the Plan)

Scott Miller Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 Tel.: 212-558-4000	Roberto Russo CNH Industrial N.V. Cranes Farm Road Basildon Essex SS14 3AD United Kingdom Tel. No.: +44 1268 533000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Shares par value €0.01 per share	25,000,000	$10.82	$270,500,000	$34,841

(1)	CNH Industrial N.V. (“CNH Industrial”) is offering common shares pursuant to the CNH Industrial N.V. Equity Incentive Plan (the “Plan”), which was approved by the shareholders on April 16, 2014 and adopted by the Board of Directors of CNH Industrial on February 27, 2014.
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional common shares which may become issuable by reason of any stock split, stock dividend, recapitalization, or other similar transaction effected without consideration which results in the increase in the number of the Registrant’s outstanding commons shares.
(3)	Estimated solely for purposes of computing the amount of the registration fee. Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, the proposed maximum offering price per share and proposed maximum aggregate offering price are based on the reported average of the high and low prices for the Registrant’s Common Shares on the New York Stock Exchange on June 3, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A)

PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I (plan and registrant information) will be delivered in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

CNH Industrial will provide participants of the Plan, upon written or oral request and without charge, a copy of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are incorporated by reference in the Section 10(a) prospectus, and all documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for such documents should be directed to CNH Industrial N.V., Cranes Farm Road, Basildon, Essex SS14 3AD, United Kingdom, Attention: Corporate Secretary, telephone number +44 1268 533000.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant incorporates herein by reference the following documents filed (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules) by the Registrant with the SEC:

(a)	The description of the Common Shares included or incorporated by reference under Item 1 of the Company’s Registration Statement on Form 8-A (No. 001-36085), as filed by the Company with the SEC on September 23, 2013 (No. 001-36085).

(b)	The Company’s Annual Report on Form 20-F for the year ended December 31, 2013, filed with the SEC on April 25, 2014

(c)	Amendment No. 1 to the Annual Report on Form 20-F/A for the year ended December 31, 2013, filed with the SEC on May 15, 2014; and

(d)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), since December 31, 2013 (other than the portions of those documents not deemed to be filed).

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article 17 of the Articles of Association of the Registrant provides that:

“The company shall indemnify any and all of its directors, officers, former directors, former officers and any person who may have served at its request as a director or officer of another company in which it owns shares or of which it is a creditor, against any and all expenses actually and necessarily incurred by any of them in connection with the defence of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been director or officer of the company, or of such other company, except in relation to matters as to which any such person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled otherwise.”

The Registrant has obtained directors’ and officers’ liability insurance, which, subject to policy terms and limitations, includes coverage to reimburse the Registrant for amounts that it may be required or permitted by law to pay its directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Exhibit Index

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-closing effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefits plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois, on the 6th day of June, 2014.

CNH Industrial N.V.

By:	/s/ Richard J. Tobin

Name:	Richard J. Tobin
Title:	Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard J. Tobin and Massimiliano Chiara, and each of them, his or her true and lawful attorney-in-fact and agents with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities on the 6th day of June, 2014.

Statements	Title

/s/ Sergio Marchionne Sergio Marchionne	Chairman

/s/ Richard J. Tobin Richard J. Tobin	Chief Executive Officer (Principal Executive Officer)

/s/ Massimiliano Chiara Massimiliano Chiara	Chief Financial Officer (Principal Financial Officer)

/s/ Monica Ciceri Monica Ciceri	Chief Accounting Officer (Principal Accounting Officer)

/s/ John Elkann John Elkann	Director

/s/ Mina Gerowin Mina Gerowin	Director

/s/ Maria Patrizia Grieco Maria Patrizia Grieco	Director

/s/ Léo Houle Léo Houle	Director

/s/ Peter Kalantzis Peter Kalantzis	Director

/s/ John B. Lanaway John B. Lanaway	Director

/s/ Guido Tabellini Guido Tabellini	Director

/s/ Jacqueline Tammenoms Bakker Jacqueline Tammenoms Bakker	Director

/s/ Jacques Theurillat Jacques Theurillat	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on by the undersigned as the duly authorized representative of CNH Industrial N.V. in the United States.

CNH Industrial N.V.

By:	/s/ Richard J. Tobin
Name:	Richard J. Tobin
Title:	Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Articles of Association (incorporated herein by reference to the Annual Report on Form 20-F of the registrant for the year ended December 31, 2013 (File No. 001-36085)

4.2	CNH Industrial N.V. Equity Incentive Plan

5.1	Opinion of Freshfields Bruckhaus Deringer LLP as to the legality of the securities being registered

23.1	Consent of Reconta Ernst & Young S.p.A.

23.2	Consent of Freshfields Bruckhaus Deringer LLP (included in Exhibit 5.1)

24.1	Power of Attorney (see page II-2 to this registration statement)

II-4